Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard Current
Neogen Chief Financial Officer
517/372-9200

Neogen announces new share repurchase program

LANSING, Mich., Dec. 11, 2008 — Neogen Corporation (NASDAQ: NEOG) announced today that its Board of Directors has initiated a new share repurchase program to purchase up to 500,000 shares of the company’s common stock. In a joint move, the Board rescinded the previous stock repurchase program first approved in 1999.

The shares will be repurchased on the open market or in negotiated transactions, depending on market conditions and other factors. Accordingly, there is no guarantee as to the exact number of shares to be repurchased. Shares repurchased under the program will be retired. Currently, there are approximately 14,700,000 outstanding shares of Neogen common stock.

“Management and the Board of Directors believe that the company’s shares are undervalued from time to time — and especially so in the very unusual market conditions that we have seen recently,” said James Herbert, Neogen’s CEO. “We see no fundamental reason for our stock to be at its current value. The repurchase program does not mean that we are discontinuing our strategy of using cash and borrowing power for synergistic acquisitions. This is one of several management initiatives aimed at increasing shareholder value.”

Neogen last repurchased shares of its common stock in its 2003 fiscal year. Of the more than 1.2 million shares authorized for repurchase under the 1999 plan, the company repurchased approximately 875,000 shares.

“The share repurchase program reflects the Board’s confidence in Neogen’s long-term growth prospects,” said Lon Bohannon, Neogen’s president. “Our management also remains enthusiastic about the company’s continued substantial opportunities for increased sales in markets dedicated to food and animal safety.”

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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